110 Cannon Street London, England EC4N 6EU www.valaris.com	Press Release

Valaris Receives Continued Listing Standard Notice from NYSE
London, England, April 21, 2020 … Valaris plc (NYSE: VAL) (“Valaris” or the “Company”) announced today that on April 15, 2020 the Company was notified by the New York Stock Exchange (“NYSE”) of its noncompliance with continued listing standards because the average closing price of its Class A ordinary shares over a prior 30-day consecutive trading period had fallen below $1.00 per share, which is the minimum average closing price per share required to maintain listing on the NYSE.

As required by the NYSE, the Company has notified the NYSE of its intent to cure the deficiency and restore its compliance with the NYSE continued listing standards. In general, a listed company has a period of six months following the receipt of the notice to regain compliance. In order to regain compliance, on the last trading day in any calendar month during the cure period, the Company’s shares must have (i) a closing price of at least $1.00 per share and (ii) an average closing price of at least $1.00 per share over the 30 trading day period ending on the last trading day of such month. If the Company determines that, in order to cure the deficiency, it is necessary to take an action that requires shareholder approval, the price condition will be deemed cured if the price promptly exceeds $1.00 per share after taking such action, and the price remains above the level for at least the following 30 trading days. During this period, subject to Valaris’ compliance with other NYSE continued listing requirements, the shares will continue to be traded on the NYSE under the symbol “VAL” but will have an added designation of “.BC” to indicate the status of the shares as below compliance. If Valaris is unable to regain compliance, the NYSE will initiate procedures to suspend and delist shares.

The NYSE notification does not affect Valaris’ business operations or its Securities and Exchange Commission reporting requirements and does not result in a default under any of the Company’s material debt agreements.

About Valaris plc
Valaris plc (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 110 Cannon Street, London EC4N 6EU. To learn more, visit our website at www.valaris.com.

Investor & Media Contacts
Nick Georgas
Vice President – Investor Relations and Corporate Communications
+1-713-430-4607

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